Exhibit 99.1

Primoris Services Corporation Reports Second Quarter 2026 Results

Dallas, TX – August 4, 2026 – Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced financial results for its second quarter ended June 30, 2026 and provided comments on the Company’s operational performance and outlook for the remainder of 2026.

For the second quarter of 2026, Primoris reported the following highlights(1):

●	Revenue of $1,688.2 million, down $202.5 million, or 10.7%, compared to the second quarter of 2025 driven by lower revenue in the Energy segment;
●	Net loss of $24.2 million, or $0.45 per diluted share, a decrease of $108.5 million from the second quarter of 2025;
●	Adjusted net loss of $14.6 million, or $0.27 per diluted share, a decrease of $106.7 million from the second quarter of 2025;
●	Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) of $11.4 million, down $143.2 million, or 92.6%, from the second quarter of 2025; and
●	Record total backlog of $13.9 billion, including $8.2 billion of total master service agreement (“MSA”) backlog.
(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3 and 4 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Despite the challenges on a limited number of renewables projects that impacted our earnings during the quarter, Primoris delivered record bookings and achieved the highest total backlog in our history,” said Koti Vadlamudi, President and Chief Executive Officer of Primoris. “These awards reflect the strength of our end markets, the increasing demand for critical infrastructure investment, and the trust our customers place in Primoris to deliver our services safely, efficiently, and with the highest standards of quality.”

“We are making meaningful progress toward completing the challenged renewables projects we previously disclosed, while continuing to demonstrate strong execution across the rest of our businesses. At the same time, demand for our services remains strong, supported by favorable market fundamentals and expanding opportunities across renewable energy, natural gas generation, pipeline, and power delivery markets. We remain focused on disciplined execution and are well-positioned to capitalize on the significant opportunities ahead.

“Although our first-half 2026 financial performance fell short of our expectations, we are encouraged by the momentum we see across the business. With a record backlog, improving project mix, and continued operational focus, we expect revenue growth and margin improvement in the second half of 2026, providing a solid foundation for stronger performance and long-term value creation in 2027 and beyond, “he added.

Second Quarter 2026 Results Overview

Revenue was $1.7 billion for the three months ended June 30, 2026, a decrease of $0.2 billion, or 10.7% compared to the same period in 2025. The decrease was primarily due to lower renewables revenue in the Energy segment. Operating loss was $26.8 million for the three months ended June 30, 2026, a decrease of $153.4 million, or 121.2%, compared to the same period in 2025. The decrease was primarily due to a decrease in Energy segment revenue and margins and a decrease in Utilities segment margins. Gross profit as a percentage of revenue decreased to 4.9% for the three months ended June 30, 2026, compared to 12.3% for the same period in 2025, primarily driven by lower margins in the Energy and Utilities segments.

During the second quarter of 2026, net loss was $24.2 million compared to net income of $84.3 million in the prior year period. Diluted loss per share (“EPS”) was $0.45 for the second quarter of 2026 compared to $1.54 earnings per diluted share for the same period in 2025. The decrease in net income and earnings per share was primarily driven by lower revenue and margins and higher interest expense. Adjusted net loss was $14.6 million for the second quarter of 2026, compared to $92.1 million of adjusted net income for the same period in 2025. Adjusted loss per diluted share was $0.27 for the second quarter of 2026, compared to $1.68 adjusted earnings per diluted share for the second quarter of 2025. Adjusted EBITDA was $11.4 million for the second quarter of 2026, compared to $154.6 million for the same period in 2025.

Segment Results

(in millions, except %)

(unaudited)

	For the three months ended June 30, 2026
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$712.6	—	$999.9	—	$(24.3)	(1)	$1,688.2	—
Cost of revenue	627.5	88.1%	1,002.6	100.3%	(24.3)	(1)	1,605.8	95.1%
Gross profit (loss)	85.1	11.9%	(2.7)	(0.3)%	—		82.4	4.9%
Selling, general, and administrative expenses	30.6	4.3%	53.7	5.4%	22.0		106.3	6.3%
Transaction and related costs	—		—		2.9		2.9
Operating income (loss)	$54.5	7.6%	$(56.4)	(5.6)%	$(24.9)		$(26.8)	(1.6)%
(1)	Represents intersegment revenue and cost of revenue of $24.2 million in the Utilities segment and $0.1 million in the Energy segment eliminated in our Condensed Consolidated Statements of Operations

	For the three months ended June 30, 2025
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$693.0	—	$1,236.8	—	$(39.1)	(1)	$1,890.7	—
Cost of revenue	595.5	85.9%	1,102.6	89.2%	(39.1)	(1)	1,659.0	87.7%
Gross profit	97.5	14.1%	134.2	10.8%	—		231.7	12.3%
Selling, general, and administrative expenses	32.0	4.6%	41.6	3.4%	31.0		104.6	5.5%
Transaction and related costs	—		—		0.5		0.5
Operating income	$65.5	9.5%	$92.6	7.5%	$(31.5)		$126.6	6.7%
(1)	Represents intersegment revenue and cost of revenue of $39.1million in the Utilities segment eliminated in our Condensed Consolidated Statements of Operations

	For the six months ended June 30, 2026
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$1,345.5	—	$1,955.3	—	$(52.7)	(1)	$3,248.1	—
Cost of revenue	1,198.4	89.1%	1,885.3	96.4%	(52.7)	(1)	3,031.0	93.3%
Gross profit	147.1	10.9%	70.0	3.6%	—		217.1	6.7%
Selling, general, and administrative expenses	62.1	4.6%	96.6	4.9%	53.3		212.0	6.5%
Transaction and related costs	—		—		7.4		7.4
Operating income (loss)	$85.0	6.3%	$(26.6)	(1.4)%	$(60.7)		$(2.3)	(0.1)%
(1)	Represents intersegment revenue and cost of revenue of $52.6 million in the Utilities segment and $0.1 million in the Energy segment eliminated in our Condensed Consolidated Statements of Operations

	For the six months ended June 30, 2025
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$1,256.4	—	$2,345.1	—	$(62.7)	(1)	$3,538.8	—
Cost of revenue	1,107.3	88.1%	2,091.8	89.2%	(62.7)	(1)	3,136.4	88.6%
Gross profit	149.1	11.9%	253.3	10.8%	—		402.4	11.4%
Selling, general, and administrative expenses	65.5	5.2%	81.8	3.5%	56.8		204.1	5.8%
Transaction and related costs	—		—		1.3		1.3
Operating income	$83.6	6.7%	$171.5	7.3%	$(58.1)		$197.0	5.6%
(1)	Represents intersegment revenue and cost of revenue of $62.7 million in the Utilities segment eliminated in our Condensed Consolidated Statements of Operations

Utilities Segment (“Utilities”): Revenue increased by $19.6 million, or 2.8%, for the three months ended June 30, 2026, compared to the same period in 2025, primarily due to increased activity in our gas operations and power delivery businesses, partially offset by decreased activity in our communications business. Operating income for the three months ended June 30, 2026, decreased by $11.0 million, or 16.8% compared to the same period in 2025 due to lower gross margins, partially offset by revenue growth. Gross profit as a percentage of revenue was 11.9% for the three months ended June 30, 2026, down from 14.1% for the same period in 2025 primarily due to the impact of favorable project closeouts in our gas operations business in 2025, and a decrease in higher margin storm restoration work in 2026.

Energy Segment (“Energy”): Revenue decreased by $236.9 million, or 19.2%, for the three months ended June 30, 2026, compared to the same period in 2025. The decrease was primarily attributable to decreased renewable energy activity, due to slower than anticipated start of new projects, release of new work, and slower than expected financial close associated with certain projects. The decrease was partially offset by the incremental impact from the acquisition of PayneCrest. Operating income for the three months ended June 30, 2026, decreased by $149.0 million, or 160.9%, compared to the same period in 2025, primarily due to lower revenue and gross margins. Gross loss as a percentage of revenue was (0.3%) during the three months ended June 30, 2026, compared to gross profit as a percentage of revenue of 10.8% in the same period in 2025.

The decrease in gross margin was primarily due to cost overruns in 2026 associated with six renewable energy projects. These higher costs were driven in part by project redesign efforts, changes in project sequencing, labor productivity challenges, sub-surface issues, and unfavorable weather conditions. Two of the six projects were substantially complete in the second quarter of 2026, three are expected to be substantially complete in the third quarter of 2026, and the remaining project is expected to be substantially complete in the fourth quarter of 2026. In addition, we have had lower than anticipated volumes in 2026, which led to higher relative carrying costs for equipment and personnel.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $106.3 million during the quarter ended June 30, 2026, an increase of $1.7 million compared to the second quarter of 2025. The increase was primarily driven by the acquisition of PayneCrest, partially offset by lower incentive compensation costs. SG&A expense as a percentage of revenue increased to 6.3% in the second quarter of 2026, compared to 5.5% in the second quarter of 2025, primarily due to lower revenue.

Interest expense, net for the quarter ended June 30, 2026, was $10.6 million compared to $7.5 million for the quarter ended June 30, 2025. The increase of $3.1 million was primarily due to higher average debt balances, partially offset by lower average interest rates. Interest expense for the full year 2026 is expected to be between $43 million and $47 million.

The effective tax rate on income for the six months ended June 30, 2026, of 59.5% differs from the U.S. federal statutory rate of 21.0% primarily due to discrete tax benefits for equity compensation paid in the first six months, partially offset by state income tax expense and nondeductible components of per diem expenses. We recorded an income tax benefit for the six months ended June 30, 2026, of $9.9 million compared to income tax expense $52.5 million for the six months ended June 30, 2025. The $62.4 million change is primarily driven by a $197.7 million decrease in pretax income and an increase in the effective tax rate.

Outlook

The Company is maintaining its estimates for the year ending December 31, 2026, that were updated on June 22, 2026. Net income is expected to be between $71.0 million and $101.0 million, or $1.30 and $1.85 per fully diluted share. Adjusted EPS is estimated in the range of $2.05 to $2.60 per fully diluted share. Adjusted EBITDA for the full year 2026 is expected to range from $275 million to $325 million.

The Company is targeting SG&A expense as a percentage of revenue to be in the low 6% range for the full year 2026. The Company’s targeted gross margins by segment are 10% to 12% for the Utilities and 6% to 8% in Energy segments for the full year 2026. The Company expects its effective tax rate for 2026 to be approximately 30% to 32.0%, but it may vary depending on the mix of states in which the Company operates.

Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3, and 4 below for the definitions and reconciliations. The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

(in millions)

	June 30, 2026		December 31, 2025
	Next 12 Months	Total	Next 12 Months	Total
Utilities
Fixed Backlog	$90.6	$90.6	$96.1	$96.1
MSA Backlog	2,214.6	7,575.4	1,904.8	6,327.3
Backlog	$2,305.2	$7,666.0	$2,000.9	$6,423.4

Energy
Fixed Backlog (1)	$3,519.8	$5,613.7	$3,081.7	$4,889.8
MSA Backlog	269.9	576.6	208.8	632.1
Backlog	$3,789.7	$6,190.3	$3,290.5	$5,521.9

Total
Fixed Backlog	$3,610.4	$5,704.3	$3,177.8	$4,985.9
MSA Backlog	2,484.5	8,152.0	2,113.6	6,959.4
Backlog	$6,094.9	$13,856.3	$5,291.4	$11,945.3
(1)	Total Fixed Backlog as of June 30, 2026, includes approximately $432.2 million as a result of the PayneCrest acquisition.

Total Backlog as of June 30, 2026, was $13.9 billion, including Utilities backlog of approximately $7.7 billion and Energy backlog of $6.2 billion. The increase in Total Backlog of $1.9 billion from year end 2025 was driven by fixed backlog awards in the Energy segment, including natural gas power generation, industrial and electrical construction, backlog from PayneCrest, and an increase in MSA backlog in Utilities segment.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Balance Sheet and Capital Allocation

At June 30, 2026, the Company had approximately $958.9 million in liquidity including $218.2 million of unrestricted cash and cash equivalents and $740.7 million of available borrowing capacity under the Company’s revolving credit facility. In the second quarter of 2026, capital expenditures were $22.5 million, including $12.4 million in construction equipment purchases and $6.6 million on facilities. Capital expenditures for the six months ended June 30, 2026, were $50.3 million, including $28.4 million in construction equipment purchases and $13.1 million on facilities. For the remaining six months of 2026, capital expenditures are expected to total between $70.0 million and $90.0 million, which includes $60.0 million to $80.0 million for equipment.

The Company also announced that on July 31, 2026, its Board of Directors declared a $0.08 per share cash dividend to stockholders of record on September 30, 2026, payable on approximately October 15, 2026. During the three months ended June 30, 2026, the Company purchased 449,287 shares for an aggregate purchase price of $50.0 million, at a weighted average purchase price per share of $111.29. As of June 30, 2026, the Company had $100.0 million available for purchase under the share purchase program. The share purchase plan expires on April 30, 2028.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Wednesday, August 5, 2026, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). Koti Vadlamudi, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and business outlook.

Investors and analysts are invited to participate in the call by phone at +1 833-461-5787, Meeting ID: 505 018 791. For those outside of the US dial-in at +1 585-542-9983 or +44 808 196 8935, Meeting ID: 505 018 791. A link to the webcast will be accessible from the “Investors” section of the Company’s website at www.prim.com.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading provider of critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. We deliver a range of engineering, construction, and maintenance capabilities that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, power generation, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “targets”, “will”, “would” or similar expressions. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in our mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for our services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation, tariffs and other increases in construction costs that we may be unable to pass through to our customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; increases in interest rates and slowing economic growth or recession; the instability in the banking system; costs we incur to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in our operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; governmental investigations and/or inquiries; intense competition in the industries in which we operate; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of our partners, suppliers or subcontractors to perform their obligations; failure to maintain safe worksites; risks or uncertainties associated with events outside of our control, including conflicts in the Middle East, war between Russia and Ukraine, and tension between China and Taiwan and other geopolitical tensions, severe weather conditions, public health crises and pandemics, political crises or other catastrophic events; client delays or defaults in making payments; the cost and availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments, including risks arising from the inability to successfully integrate acquired businesses; possible information technology interruptions, cybersecurity breaches and threats, and inability to protect intellectual property; disruptions related to artificial intelligence; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing political conditions and legal and regulatory requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; and asset impairments. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue	$1,688.2	$1,890.7	$3,248.1	$3,538.8
Cost of revenue	1,605.8	1,659.0	3,031.0	3,136.4
Gross profit	82.4	231.7	217.1	402.4
Selling, general and administrative expenses	106.3	104.6	212.0	204.1
Transaction and related costs	2.9	0.5	7.4	1.3
Operating (loss) income	(26.8)	126.6	(2.3)	197.0
Other income (expense):	—	—	—	—
Foreign exchange gain (loss), net	0.6	(0.4)	0.6	(0.6)
Other income, net	0.2	—	0.3	—
Interest expense, net	(10.6)	(7.5)	(15.2)	(15.3)
(Loss) income before benefit (provision) for income taxes	(36.6)	118.7	(16.6)	181.1
Benefit (provision) for income taxes	12.4	(34.4)	9.9	(52.5)
Net (loss) income	$(24.2)	$84.3	$(6.7)	$128.6

Dividends per common share	$0.08	$0.08	$0.16	$0.16

(Loss) earnings per share:
Basic	$(0.45)	$1.56	$(0.12)	$2.38
Diluted	$(0.45)	$1.54	$(0.12)	$2.35

Weighted average common shares outstanding:
Basic	54.0	54.0	54.1	53.9
Diluted	54.0	54.8	54.1	54.8

PRIMORIS SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

	June 30,	December 31,
	2026	2025

ASSETS
Current assets:
Cash and cash equivalents	$218.2	$535.5
Accounts receivable, net	839.1	723.4
Contract assets	937.7	936.9
Prepaid expenses and other current assets	168.2	137.8
Total current assets	2,163.2	2,333.6
Property and equipment, net	543.3	531.2
Operating lease assets	492.3	488.9
Intangible assets, net	375.2	190.2
Goodwill	1,051.5	856.9
Other long-term assets	13.3	7.0
Total assets	$4,638.8	$4,407.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$691.7	$744.3
Contract liabilities	683.1	633.6
Accrued liabilities	407.1	405.4
Dividends payable	4.3	4.3
Current portion of long-term debt	45.0	60.9
Total current liabilities	1,831.2	1,848.5
Long-term debt, net of current portion	752.0	409.0
Noncurrent operating lease liabilities, net of current portion	314.5	325.6
Deferred tax liabilities	54.5	71.4
Other long-term liabilities	80.3	72.3
Total liabilities	3,032.5	2,726.8
Commitments and contingencies
Stockholders’ equity
Common stock	—	—
Additional paid-in capital	239.1	296.9
Retained earnings	1,370.2	1,385.6
Accumulated other comprehensive loss	(3.0)	(1.5)
Total stockholders’ equity	1,606.3	1,681.0
Total liabilities and stockholders’ equity	$4,638.8	$4,407.8

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Six Months Ended
	June 30,
	2026	2025
Cash flows from operating activities:
Net (loss) income	$(6.7)	$128.6
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities (net of effect of acquisitions):
Depreciation and amortization	54.4	43.9
Stock-based compensation expense	10.9	10.4
Gain on sale of property and equipment	(9.0)	(9.9)
Other non-cash items	1.0	1.1
Changes in assets and liabilities:
Accounts receivable	(20.0)	(185.8)
Contract assets	24.2	(145.9)
Other current assets	(36.7)	(31.7)
Other long-term assets	(1.2)	1.3
Accounts payable	(102.5)	204.2
Contract liabilities	(23.7)	56.8
Operating lease assets and liabilities, net	(2.3)	(0.5)
Accrued liabilities	(27.1)	67.5
Other long-term liabilities	7.4	4.6
Net cash (used in) provided by operating activities	(131.3)	144.6
Cash flows from investing activities:
Purchase of property and equipment	(50.3)	(73.7)
Proceeds from sale of assets	12.5	14.6
Proceeds from repayment of note receivable	8.0	—
Cash paid for acquisitions, net of cash acquired	(401.4)	—
Net cash used in investing activities	(431.2)	(59.1)
Cash flows from financing activities:
Proceeds from issuance of debt	411.8	—
Payments on long-term debt	(21.0)	(182.7)
Borrowings under revolving line of credit	160.0	—
Payments on revolving line of credit	(160.0)	—
Payments on pledged accounts receivable under securitization facility	(62.5)	—
Proceeds from pledge of accounts receivable under securitization facility	—	50.0
Payments related to tax withholding for stock-based compensation	(19.8)	(10.2)
Stock purchases	(50.0)	—
Dividends paid	(8.7)	(8.6)
Other	(5.2)	(0.2)
Net cash provided by (used in) financing activities	244.6	(151.7)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.5	1.0
Net change in cash, cash equivalents and restricted cash	(317.4)	(65.2)
Cash, cash equivalents and restricted cash at beginning of the period	541.3	461.4
Cash, cash equivalents and restricted cash at end of the period	$223.9	$396.2

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Millions, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended March 31,			Twelve Months Ended December 31,
	2026	2025	a	2026	2024
Net (loss) income (as reported GAAP)	$(24.2)	$84.3		$(6.7)	$128.6
Non-cash stock-based compensation	3.2	5.4		10.9	10.4
Transaction/integration and related costs	2.9	0.5		7.4	1.3
Amortization of intangible assets	10.4	4.6		14.4	9.2
Amortization of debt issuance costs	0.5	0.5		1.0	1.1
COO severance costs	0.6	—		0.6	—
CEO severance costs	—	—		—	2.1
Income tax impact of adjustments (1)	(8.0)	(3.2)		(10.1)	(7.0)
Adjusted net (loss) income	$(14.6)	$92.1		$17.5	$145.7
Weighted average shares (diluted) (2)	54.0	54.8		54.1	54.8
Diluted (loss) earnings per share (2)	$(0.45)	$1.54		$(0.12)	$2.35
Adjusted diluted (loss) earnings per share (2)	$(0.27)	$1.68		$0.32	$2.66

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

(2)	The dilutive effect of stock-based awards of 0.6 million for the three months ended June 30, 2026, was excluded from the weighted average diluted shares outstanding in the calculation of diluted loss per share and adjusted diluted loss per share for the three months ended June 30, 2026, as their inclusion would be anti-dilutive. The dilutive effect of stock-based awards of 0.7 million for the six months ended June 30, 2026, was excluded from the weighted average diluted shares outstanding in the calculation of diluted loss per share for the six months ended June 30, 2026, as their inclusion would be anti-dilutive.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Millions)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended March 31,			Twelve Months Ended December 31,
	2026	2025	a	2026	2024
Net (loss) income (as reported GAAP)	$(24.2)	$84.3		$(6.7)	$128.6
Interest expense, net	10.6	7.5		15.2	15.3
(Benefit) provision for income taxes	(12.4)	34.4		(9.9)	52.5
Depreciation and amortization	30.7	22.5		54.4	43.9
EBITDA	4.7	148.7		53.0	240.3
Non-cash stock-based compensation	3.2	5.4		10.9	10.4
Transaction/integration and related costs	2.9	0.5		7.4	1.3
COO severance costs	0.6	—		0.6	—
CEO severance costs	—	—		—	2.1
Adjusted EBITDA	$11.4	$154.6		$71.9	$254.1

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2026

(In Millions, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2026.

	Estimated Range
	Full Year Ending
	December 31, 2026
Net income as defined (GAAP)	$71.0	$101.0
Non-cash stock-based compensation	18.0	18.0
Amortization of intangible assets	35.0	35.0
Amortization of debt issuance costs	1.5	1.5
Transaction/integration and related costs	7.4	7.4
COO severance costs	0.6	0.6
Income tax impact of adjustments (1)	(21.5)	(21.5)
Adjusted net income	$112.0	$142.0
Weighted average shares (diluted)	54.7	54.7
Diluted earnings per share	$1.30	$1.85
Adjusted diluted earnings per share	$2.05	$2.60

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 4

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2026

(In Millions, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to EBITDA and Adjusted EBITDA for the year ending December 31, 2026.

	Estimated Range
	Full Year Ending
	December 31, 2026
Net income as defined (GAAP)	$71.0	$101.0
Interest expense, net	43.0	47.0
Provision for income taxes	34.5	48.5
Depreciation and amortization	100.5	102.5
EBITDA	$249.0	$299.0
Non-cash stock-based compensation	18.0	18.0
Transaction/integration and related costs	7.4	7.4
COO severance costs	0.6	0.6
Adjusted EBITDA	$275.0	$325.0